PAR Technology Corporation
PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York 13413
(315) 738-0600

February 13, 2020

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Attn: Jan Woo, Legal Branch Chief

Re:	PAR Technology Corporation
Registration Statement on Form S-3
Filed February 10, 2020
File No. 333-236361

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, PAR Technology Corporation, a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) be accelerated to 4:30 p.m., Eastern Time, on February 14, 2020 or as soon thereafter as practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Cathy King, General Counsel of the Company, at (315) 753-8563.

[Signature page follows]

Very truly yours,

PAR Technology Corporation

/s/ Bryan Menar
Bryan Menar
Chief Financial Officer
(Principal Financial Officer)

cc: Cathy King
General Counsel, PAR Technology Corporation